Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:

Annapolis, Maryland
February 1, 2010
Contact:	Richard J. Morgan
President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $678 thousand for the year ended December 31, 2009 compared to a net profit of $295 thousand for the year ended December 31, 2008. The Company continued its pattern of measured growth in fiscal year 2009. This growth has resulted in increased revenues as compared to prior periods. The Company continues to experience strong loan demand for both commercial and industrial loans and commercial real estate loans. The Company has no consumer loans and commercial loans are primarily provided to locally owned business relationships that are based in the Bank’s primary service area. A majority of commercial real estate loans are owner-occupied transactions. Key measurements and events for the year ended December 31, 2009 include the following:
•	Net loans outstanding increased by 21.2% to $183.1 million as of December 31, 2009 from $151.1 million as of December 31, 2008.

•	Loan quality was impacted by difficulties in the local economy for our business borrowers. The bank recorded a $1.6 million loan loss provision and in addition charged off $1.1 million in commercial industrial loans and commercial real estate loans during the year ended December, 31, 2009. Other real estate owned increased from $0 at December 31, 2008 to $2.5 million as of December 31, 2009 as the bank foreclosed upon and took ownership in two commercial real estate properties. The Company continues to review the impact on its loan customers of a challenging national and local economy and provides for estimated and occurred loan losses based on the reviews.

•	Total assets as of December 31, 2009 increased by 20.3% to $200.4 million as compared to $166.6 million as of December 31, 2008.

•	Deposits as of December 31, 2009 were $178.6 million, an increase of $33.4 million or 23% from December 31, 2008.

•	The Company’s net income increased to $678 thousand, or 129.9%, for the year ended December 31, 2009 as compared to net income of $295 thousand for the year ended December 31, 2008.

•	Net interest income, the Company’s main source of income, increased by $1.7 million or 31.9% during the year ended December 31, 2009 as compared to the same period in 2008. This increase was attributable to an increase in interest income of $1.2 million and a decrease in interest expense of $.5 million. Interest expense declined in spite of the increase in interest bearing deposits because of the re-pricing of a significant portion of the Company’s longer term certificates of deposit as they were renewed or were replaced at substantially reduced rates during 2009. Most of this deposit re-pricing occurred during the fourth quarter of 2009. The increase in the Company’s net interest income was partially offset by the increase in the provision for loan losses of $969 thousand. The bank’s net interest margin improved steadily during the past year, to 4.64% for the month of December 2009 compared to 3.67% in January 2009.

•	Non-interest expenses were closely managed and increased by $287 thousand during 2009 compared to 2008 primarily as a result of a $264 thousand increase in FDIC deposit insurance.

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.
CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
December 31, 2009 and December 31, 2008

	Unaudited
	December 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$10,488,307	$8,964,357
Investment securities — available-for-sale, at fair value	—	3,085,770
Investments in restricted stocks, at cost	527,000	467,000
Loans receivable, net of allowance for loan losses	183,101,808	151,101,169
Other real estate owned	2,461,957	—
Other assets	3,792,265	2,950,778

Total Assets	$200,371,337	$166,569,074

LIABILITIES

Deposits	$178,645,491	$145,241,060
Other liabilities	783,872	1,017,457

Total Liabilities	179,429,363	146,258,517

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; issued and outstanding 1,820,548 shares	18,205	18,205
Additional paid-in capital	17,852,931	17,852,931
Retained earnings	3,070,838	2,392,882
Accumulated other comprehensive income	—	46,539

Total Stockholders’ Equity	20,941,974	20,310,557

Total Liabilities and Stockholders’ Equity	$200,371,337	$166,569,074

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008

	Unaudited
	December 31,	December 31,
	2009	2008

Interest income	$11,928,141	$10,650,754
Interest expense	4,586,705	5,083,466

Net interest income	7,341,436	5,567,288
Provision for loan losses	1,616,167	647,105

Net interest income after provision for loan losses	5,725,269	4,920,183

Non-interest income	719,685	569,068

Non-interest expenses	5,315,339	5,027,939

Income before income taxes	1,129,615	461,312
Income tax expense	451,659	166,397

Net income	$677,956	$294,915

Basic earnings per share	$0.37	$0.16

Diluted earnings per share	$0.37	$0.16